PROSPECTUS                 Pricing Supplement No. 2737
Dated January 10, 1995     Dated January 30, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  January 30, 1996

Settlement Date (Original Issue Date):  February 2, 1996

Maturity Date:  February 2, 1998

Principal Amount (in Specified Currency):  US$15,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.0362%

Net Proceeds to Issuer (in Specified Currency):  US$14,994,570

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
  __ Inverse Floating Rate
  __ Other Floating Rate

  Interest Rate Basis:
  __CD Rate   __ Commercial Paper Rate   X  Federal Funds Rate
  __ LIBOR   __ Prime Rate  __ Treasury Rate
  __ Other  (See "Additional Terms--Interest" below).

  Spread (Plus or Minus):  plus 0.130%
  Spread Multiplier:  N/A

  Index Maturity:  N/A
  Index Currency:  N/A

  Maximum Interest Rate:  N/A
  Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

  Interest Payment Dates:  Every February 2, May 2, August 2 and
  November 2, commencing May 2, 1996.


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

                      (Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2737
                       Dated January 30, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723


  Initial Interest Rate Per Annum:  To be determined one Business
  Day prior to the Original Issue Date.

  Interest Reset Periods and Dates:  Daily, on each Business Day
  (to but excluding the Maturity Date).

  Interest Determination Dates:  One Business Day prior to each
  Interest Reset Date

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual Redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

                      (Floating Rate Notes)
                                             Page 3
                       Pricing Supplement No. 2737
                       Dated January 30, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



Additional Terms:

  Interest.

  Interest payments on the Notes will equal the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid (or from and including the Original Issue Date, if no interest has been paid with respect to the Notes) to but excluding the related Interest Payment Date.

  General.

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

Plan of Distribution:

  The Notes are being purchased by Merrill Lynch, Pierce, Fenner
  & Smith Incorporated (the "Underwriter"), as principal, at 100% of the aggregate principal amount of the Notes.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.